EXHIBIT 99.1

News
For Immediate Release

4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN ANNOUNCES RECORD THIRD QUARTER EARNINGS

STAMFORD, CT, October 26, 2011 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, today reported third quarter 2011 net income of $78.8 million, or $1.12 per diluted share, as compared to third quarter 2010 net income of $65.2 million, or $0.84 per diluted share.  Results for 2011 included $1.0 million, or $0.01 per diluted share net of tax, for the loss on early extinguishment of debt related to the refinancing of the senior secured credit facility in July 2011 and $0.6 million, or $0.01 per diluted share net of tax, for rationalization charges.  Results for 2010 included $4.5 million, or $0.04 per diluted share net of tax, for the loss on early extinguishment of debt related to the refinancing of the senior secured credit facility in July 2010, $1.0 million, or $0.01 per diluted share net of tax, for rationalization charges and $0.5 million, or $0.01 per diluted share net of tax, for costs attributable to the acquisitions of IPEC, DGS and Vogel & Noot.  A reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company, which adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

“This year is shaping up as an ideal opportunity to showcase how our businesses perform in the face of multiple significant headwinds.  Not only have we experienced a stagnant U.S. economy and significant raw material inflation, but now it has been compounded with an increasingly

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SILGAN HOLDINGS
October 26, 2011

volatile European economy and one of the worst U.S. fruit and vegetable pack seasons in recent history.  Despite this, we delivered record adjusted net income per diluted share of $1.14 in the third quarter of 2011, a 26.7 percent increase as compared to the third quarter of 2010,” said Tony Allott, President and CEO.  “Our metal container business benefited from the inclusion of the recent acquisition of Vogel & Noot and the timing of contractual pass throughs of increases in manufacturing costs, but was impacted by U.S. unit volume declines as a result of a historically weak fruit and vegetable pack.  Our closures business benefited from our recently acquired IPEC and DGS operations and ongoing improvements in operating performance, but suffered the negative impact of the delayed pass through of significant spikes in polypropylene resin costs and sluggish volume in the single-serve beverage market.  Our plastic container business had lower unit volumes and a less favorable mix of products sold as compared to last year, but experienced improving, although still disappointing, operating performance,” continued Mr. Allott.  “Based upon these market dynamics and our businesses’ ability to adapt thus far, we are refining our estimated range of full year 2011 adjusted net income per diluted share to $2.60 to $2.65,” concluded Mr. Allott.

Net sales for the third quarter of 2011 were $1,148.0 million, an increase of $145.9 million, or 14.6 percent, as compared to $1,002.1 million in 2010.  This increase was the result of an increase in net sales in each of our businesses.

Income from operations for the third quarter of 2011 increased $15.1 million to $136.1 million as compared to income from operations of $121.0 million for the third quarter of 2010, while operating margin decreased to 11.9 percent from 12.1 percent over the same periods.  The increase in income from operations was attributable to higher income from operations in the metal container and closures businesses, partially offset by lower income from operations in the plastic container business.  Operating margin was negatively affected by the mathematical impact of passing through inflation in each of our businesses.

Interest and other debt expense before loss on early extinguishment of debt for the third quarter of 2011 was $16.3 million, an increase of $0.3 million as compared to 2010.  Loss on early extinguishment of debt of $1.0 million and $4.5 million in the third quarter of 2011 and 2010,

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SILGAN HOLDINGS
October 26, 2011

respectively, was a result of the refinancing of the senior secured credit facility in each of those periods.

Metal Containers

Net sales of the metal container business were $798.7 million for the third quarter of 2011, an increase of $109.8 million, or 15.9 percent, as compared to $688.9 million in 2010.  This increase was primarily due to the inclusion of net sales from Vogel & Noot and higher average selling prices as a result of the pass through of higher raw material and other manufacturing costs, partially offset by lower unit volumes in the U.S. as a result of a weaker fruit and vegetable pack in 2011 as compared to 2010 and inventory reductions by certain customers.

Income from operations of the metal container business increased $16.4 million in the third quarter of 2011 to $111.7 million as compared to $95.3 million in 2010, and operating margin increased to 14.0 percent from 13.8 percent over the same periods.  These increases were primarily the result of the inclusion of Vogel & Noot, the favorable year-over-year comparison resulting from the timing of certain contractual pass throughs of changes in manufacturing costs, ongoing cost control and improved manufacturing efficiencies and a decrease in rationalization charges, partially offset by lower unit volumes in the U.S.

Closures

Net sales of the closures business were $189.5 million in the third quarter of 2011, an increase of $26.7 million, or 16.4 percent, as compared to $162.8 million in 2010.  This increase was primarily the result of the impact of higher unit volumes due to the inclusion of net sales from IPEC and DGS, favorable foreign currency translation and higher average selling prices due to the pass through of higher raw material costs, partially offset by lower unit volumes in the single-serve beverage market.

Income from operations of the closures business for the third quarter of 2011 increased $2.4 million to $24.4 million as compared to $22.0 million in 2010, while operating margin decreased to 12.9 percent from 13.5 percent over the same periods.  The increase in income from operations was primarily attributable to the inclusion of IPEC and DGS, the benefits of the prior year restructuring in Germany and improved manufacturing efficiencies, partially offset by the

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SILGAN HOLDINGS
October 26, 2011

negative impact of the lagged pass through of significant increases in polypropylene resin costs, lower unit volumes in the single-serve beverage market and an increase in rationalization charges in the third quarter of 2011.

Plastic Containers

Net sales of the plastic container business were $159.8 million in the third quarter of 2011, an increase of $9.4 million, or 6.3 percent, as compared to $150.4 million in 2010.  This increase was principally due to higher average selling prices as a result of the pass through of higher resin costs and the impact of favorable foreign currency translation, partially offset by a decrease in unit volumes and a less favorable mix of products sold.

Income from operations of the plastic container business for the third quarter of 2011 was $3.8 million, a decrease of $4.4 million as compared to $8.2 million in 2010, and operating margin decreased to 2.4 percent from 5.5 percent over the same periods.  These decreases were primarily attributable to a decrease in unit volumes and a less favorable mix of products sold.  Steps to improve operational execution are underway, but drove little benefit during the quarter.

Nine Months

Net income for the first nine months of 2011 was $156.1 million, or $2.22 per diluted share, as compared to net income for the first nine months of 2010 of $128.3 million, or $1.66 per diluted share.    Adjusted net income per diluted share for the first nine months of 2011 was $2.07 after a net negative adjustment of $0.15 per diluted share.  Adjusted net income per diluted share for the first nine months of 2010 was $1.78 after a net positive adjustment of $0.12 per diluted share.   Adjustments to net income per diluted share for the first nine months of 2011 and 2010 are detailed in Table A at the back of this press release.

Net sales for the first nine months of 2011 increased $313.4 million, or 13.3 percent, to $2.67 billion as compared to $2.36 billion for the first nine months of 2010.  This increase was primarily due to the inclusion of net sales from Vogel & Noot, IPEC and DGS, higher average selling prices in each of the businesses as a result of the pass through of higher raw material and other manufacturing costs and the impact of favorable foreign currency translation, partially

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SILGAN HOLDINGS
October 26, 2011

offset by lower unit volumes, excluding the impact from acquisitions, in each of the businesses and a less favorable mix of products sold in the plastic container business.

Income from operations for the first nine months of 2011 was $284.2 million, an increase of $39.5 million, or 16.1 percent, from the same period in 2010.  This increase was primarily a result of income of $25.2 million included in corporate selling, general and administrative expenses for proceeds received as a result of the termination of the Graham Packaging merger agreement, net of costs attributable to certain corporate development activities.  This increase was also attributable to the inclusion of Vogel & Noot, IPEC and DGS, improved manufacturing efficiencies and ongoing cost controls, the favorable year-over-year comparison resulting from the timing of certain contractual pass throughs of changes in manufacturing costs in the metal container business and a $3.2 million charge recognized in 2010 for the remeasurement of net assets in the Venezuela operations.  These increases were partially offset by lower unit volumes in each of the businesses, excluding the impact from acquisitions, a less favorable mix of products sold in the plastic container business, a $3.3 million charge for the resolution of a past product liability dispute in the metal container business and higher rationalization charges in 2011.  Rationalization charges were $4.8 million in the first nine months of 2011 as compared to $3.7 million in the first nine months of 2010.

Interest and other debt expense before loss on early extinguishment of debt for the first nine months of 2011 was $46.7 million, an increase of $6.2 million as compared to the first nine months of 2010.  This increase was primarily due to higher average outstanding borrowings, largely attributable to the refinancing of the senior secured credit facility in July 2010 and borrowings to fund acquisitions.

Dividend

On September 15, 2011, the Company paid a quarterly cash dividend in the amount of $0.11 per share to holders of record of common stock of the Company on September 1, 2011.  This dividend payment aggregated $7.8 million.

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SILGAN HOLDINGS
October 26, 2011

Outlook for 2011

The Company has refined its estimate of adjusted net income per diluted share for the full year of 2011 to a range of $2.60 to $2.65.  This estimate excludes the impact of certain adjustments to net income per diluted share as detailed in Table B at the back of this press release.

The Company estimates adjusted net income per diluted share for the fourth quarter of 2011 will be in the range of $0.53 to $0.58, excluding rationalization charges.  This estimate compares to adjusted net income per diluted share of $0.45 in the fourth quarter of 2010.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the third quarter of 2011 at 11:00 a.m. eastern time on October 26, 2011.  The toll free number for domestic callers is (888) 466-4587, and the number for international callers is (719) 457-2677.   For those unable to listen to the live call, a taped rebroadcast will be available through November 9, 2011.  To access the rebroadcast, the toll free number for domestic callers is (888) 203-1112, and the number for international callers is (719) 457-0820.  The pass code is 1314043.

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Silgan Holdings is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $3.1 billion in 2010.  Silgan operates 82 manufacturing facilities in North and South America, Europe and Asia.  Silgan is a leading supplier of metal containers in North America and Europe, and a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.  In addition, Silgan is a leading supplier of plastic containers for personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2010 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations

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SILGAN HOLDINGS
October 26, 2011

or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter and nine months ended September 30,
(Dollars in millions, except per share amounts)

	Third Quarter		Nine Months
	2011	2010	2011	2010

Net sales	$1,148.0	$1,002.1	$2,673.3	$2,359.9

Cost of goods sold	965.0	839.7	2,271.5	1,985.6

Gross profit	183.0	162.4	401.8	374.3

Selling, general and administrative expenses	46.3	40.4	112.8	125.9

Rationalization charges	0.6	1.0	4.8	3.7

Income from operations	136.1	121.0	284.2	244.7

Interest and other debt expense before loss
on early extinguishment of debt	16.3	16.0	46.7	40.5

Loss on early extinguishment of debt	1.0	4.5	1.0	4.5

Interest and other debt expense	17.3	20.5	47.7	45.0

Income before income taxes	118.8	100.5	236.5	199.7

Provision for income taxes	40.0	35.3	80.4	71.4

Net income	$78.8	$65.2	$156.1	$128.3

Earnings per share:
Basic net income per share	$1.13	$0.85	$2.23	$1.67
Diluted net income per share	$1.12	$0.84	$2.22	$1.66

Cash dividends per common share	$0.11	$0.11	$0.33	$0.32

Weighted average shares (000’s):
Basic	69,981	76,767	70,036	76,699
Diluted	70,320	77,375	70,444	77,304

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter and nine months ended September 30,
(Dollars in millions)

	Third Quarter		Nine Months
	2011	2010	2011	2010
Net sales:
Metal containers	$798.7	$688.9	$1,671.4	$1,442.0
Closures	189.5	162.8	534.1	472.6
Plastic containers	159.8	150.4	467.8	445.3
Consolidated	$1,148.0	$1,002.1	$2,673.3	$2,359.9

Income from operations:
Metal containers (a)	$111.7	$95.3	$193.0	$185.7
Closures (b)	24.4	22.0	62.9	57.1
Plastic containers (c)	3.8	8.2	14.6	15.1
Corporate (d)	(3.8)	(4.5)	13.7	(13.2)
Consolidated	$136.1	$121.0	$284.2	$244.7

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	Sept. 30,	Sept. 30,	Dec. 31,
	2011	2010	2010
Assets:
Cash and cash equivalents	$140.5	$393.1	$175.2
Trade accounts receivable, net	579.5	473.7	214.4
Inventories	580.4	427.6	438.5
Other current assets	45.2	15.3	36.3
Property, plant and equipment, net	1,071.4	847.6	849.7
Other assets, net	602.6	416.8	461.9
Total assets	$3,019.6	$2,574.1	$2,176.0

Liabilities and stockholders’ equity:
Current liabilities, excluding debt	$515.7	$398.0	$410.2
Current and long-term debt	1,431.0	1,105.5	904.6
Other liabilities	405.4	275.3	307.6
Stockholders’ equity	667.5	795.3	553.6
Total liabilities and stockholders’ equity	$3,019.6	$2,574.1	$2,176.0

(a)
Includes rationalization charges of $0.4 million for the three months ended September 30, 2010 and $1.4 million and $0.7 million for the nine months ended September 30, 2011 and 2010, respectively.  Includes a charge for the resolution of a past product liability dispute of $3.3 million for the nine months ended September 30, 2011.

(b)
Includes rationalization charges of $0.3 million and $1.7 million for the three and nine months ended September 30, 2011 and a charge for the Venezuela remeasurement of net assets of $3.2 million for the nine months ended September 30, 2010.

(c)
Includes rationalization charges of $0.3 million and $0.6 million for the three months ended September 30, 2011 and 2010, respectively, and $1.7 million and $3.0 million for the nine months ended September 30, 2011 and 2010, respectively.

(d)
Includes income of $25.2 for the nine months ended September 30, 2011 for proceeds received as a result of the termination of the Graham Packaging merger agreement, net of costs associated with certain corporate development activities.  Includes costs attributable to announced acquisitions of $0.5 million for the three and nine months ended September 30, 2010.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the nine months ended September 30,
(Dollars in millions)

	2011	2010

Cash flows provided by (used in) operating activities:
Net income	$156.1	$128.3
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	120.9	108.9
Rationalization charges	4.8	3.7
Loss on early extinguishment of debt	1.0	4.5
Other changes that provided (used) cash:
Trade accounts receivable, net	(286.7)	(280.1)
Inventories	(47.2)	(43.3)
Trade accounts payable and other changes, net	127.3	142.6
Contributions to pension benefit plans	-	(92.3)
Net cash provided by (used in) operating activities	76.2	(27.7)

Cash flows provided by (used in) investing activities:
Purchases of businesses, net of cash acquired	(289.4)	-
Capital expenditures	(123.2)	(76.0)
Proceeds from asset sales	3.4	0.7
Net cash used in investing activities	(409.2)	(75.3)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(23.4)	(24.5)
Changes in outstanding checks – principally vendors	(92.9)	(89.8)
Shares repurchased under authorized repurchase program	(15.8)	-
Net borrowings and other financing activities	430.4	304.6
Net cash provided by financing activities	298.3	190.3

Cash and cash equivalents:
Net (decrease) increase	(34.7)	87.3
Balance at beginning of year	175.2	305.8
Balance at end of period	$140.5	$393.1

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and nine months ended September 30,

Table A

	Third Quarter		Nine Months
	2011	2010	2011	2010

Net income per diluted share as reported	$1.12	$0.84	$2.22	$1.66

Adjustments:
Rationalization charges	0.01	0.01	0.04	0.03
Proceeds from termination of merger agreement	-	-	(0.37)	-
Costs attributable to announced acquisitions	-	0.01	0.14	0.01
Loss on early extinguishment of debt	0.01	0.04	0.01	0.04
Venezuela remeasurement	-	-	-	0.04
Resolution of product liability dispute	-	-	0.03	-
Adjusted net income per diluted share	$1.14	$0.90	$2.07	$1.78

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended,

Table B

	Fourth Quarter			Year Ended
	December 31,			December 31,
	Estimated		Actual	Estimated		Actual
	Low 2011	High 2011	2010	Low 2011	High 2011	2010

Net income per diluted share as estimated for 2011 and as reported for 2010	$0.53	$0.58	$0.22	$2.75	$2.80	$1.89

Adjustments:
Rationalization charges	-	-	0.17	0.04	0.04	0.19
Proceeds from termination of merger agreement	-	-	-	(0.37)	(0.37)	-
Costs attributable to announced acquisitions (2)	-	-	0.03	0.14	0.14	0.03
Loss on early extinguishment of debt	-	-	0.03	0.01	0.01	0.07
Venezuela remeasurement	-	-	-	-	-	0.04
Resolution of product liability dispute	-	-	-	0.03	0.03	-
Adjusted net income per diluted share as estimated for 2011 and presented for 2010	$0.53	$0.58	$0.45	$2.60	$2.65	$2.22

(1)
The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure.  The Company’s management believes it is useful to exclude rationalization charges, proceeds from the termination of acquisition agreements, costs attributable to announced acquisitions, the loss on early extinguishment of debt, the impact from the remeasurement of the net assets of the Venezuela operations and the impact from the resolution of a past product liability dispute from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results.  While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs.  Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2)	Costs attributable to announced acquisitions have not been estimated for future periods.